Exhibit (a)(5)(ii)

Media Contact:
Ben Brooks

214-252-4047
ben.brooks@hilltop-holdings.com

Investor Relations Contact:

Erik Yohe

214-525-4634

eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Increase in Price Range and Extension of Expiration Date of Current Modified Dutch Auction Tender Offer

DALLAS (October 30, 2020) — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop” or the “Company”) announced today that it has amended its previously announced modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $350.0 million of its common stock, par value $0.01 per share (“Common Stock”), to increase the price range at which it will purchase such shares to a purchase price of not less than $21.00 per share and not greater than $24.00 per share, less any applicable withholding taxes and without interest.

If the Tender Offer is fully subscribed, the Company will purchase between 14,583,334 shares and 16,666,667 shares, or between 16.2% and 18.5%, respectively, of the Company’s outstanding Common Stock. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of our directors or executive officers will tender any of their shares in the Tender Offer.

In connection with the amendment to the price range, the Company also has extended the expiration date of the Tender Offer to 12:00 midnight, New York City time, at the end of the day on November 13, 2020, unless further extended or terminated. On October 29, 2020, the closing price of the Common Stock was $21.26 per share.

As previously announced, the Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Federal Reserve has provided its non-objection to the Tender Offer. The Tender Offer is, however, subject to other conditions as outlined in the Offer to Purchase dated September 23, 2020 (as amended and supplemented, the “Offer to Purchase”), which was previously filed with the Securities and Exchange Commission (the “SEC”) and delivered to stockholders. A Supplement to the Offer to Purchase and an amended Letter of Transmittal and related materials containing a complete description of the amended terms and conditions of the Tender Offer will be promptly filed with the SEC and delivered to stockholders of record.

Stockholders that have already tendered shares at a specified price and do not wish to withdraw the tender of those shares, increase the number of shares tendered or change the indication of a specific price at which shares are being tendered do not need to take any further action to receive the amended price as finally determined. Stockholders that wish to withdraw the tender of all or any portion of their shares or make any changes to the terms of their tender must deliver a new and later-dated letter of transmittal to the depositary.

Hilltop’s board of directors has authorized the Tender Offer. However, none of the Company, the board of directors, the dealer manager, the information agent, the depositary or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase.

Goldman Sachs & Co. LLC is acting as dealer manager for the Tender Offer. The information agent for the Tender Offer is D.F. King & Co. Inc., and the depositary is American Stock Transfer & Trust Company, LLC.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase, the Supplement to the Offer to Purchase, the amended Letter of Transmittal and the related materials filed by the Company with the SEC and distributed to stockholders, as they may be further amended or supplemented. Stockholders should read the Offer to Purchase, the Supplement to the Offer to Purchase, the amended Letter of Transmittal and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers. Stockholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase, the Supplement to the Offer to Purchase and other documents that the Company has filed or is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co. Inc., the information agent for the Tender Offer, toll free at (800) 207-3159 or Goldman Sachs & Co. LLC toll free at (212) 902-1000. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co. Inc.

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Hilltop Securities Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At September 30, 2020, Hilltop employed approximately 4,800 people and operated approximately 430 locations in 48 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our ability to complete the Tender Offer, our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (ii) the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have caused and are causing significant harm to the global economy and our business; (iii) the credit risks of lending activities, including our ability to estimate credit losses, as well as the effects of, and trends in, loan delinquencies and write-offs; (iv) risks of participation as a lender in the Paycheck Protection Program; (v) changes in the interest rate environment and transitions away from London Interbank Offered Rate; and (vi) risks associated with concentration in real estate related loans. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.